EXHIBIT 99.1


                                  NEWS RELEASE

SUITE101.COM, INC. ANNOUNCES RECENT DEVELOPMENTS RELATING TO THE INDIA EXPLORATION BLOCK

September 23, 2003

Calgary, Alberta, Suite101.com, Inc. (OTC Bulletin Board: BOWG) announced today recent developments as to its net 5% carried interest in the oil and gas Exploration Block KG-OSN-2001/3 held through its wholly owned subsidiary GeoGlobal Resources (India) Inc. ("GeoGlobal").

As was previously disclosed, on February 4, 2003, GeoGlobal entered into a Production Sharing Contract ("PSC") with the Government of India and others covering the 1850 square kilometre Exploration Block KG-OSN-2001/3 ("Block") offshore east coast of India. Under the PSC, the operator of the development activities is Gujarat State Petroleum Corporation Limited of India ("GSPC"), a party to the PSC. Under the PSC, GeoGlobal and the other contracting parties have the right to conduct seismic surveying and exploratory drilling activities on the block for a period of up to 6 1/2 years. Under the first of the three phases of exploration activities, 14 exploration wells are to be drilled over a period of up to 2 1/2 years. Under the remaining two phases of the exploration activities, an additional 6 exploration wells are to be drilled.

SEISMIC ACQUISITION COMPLETED

On March 12, 2003, the Government of India issued a Production Exploration Licence permitting the commencement of exploratory operations on the Block. Petroleum Geo-Services ("PGS") of Perth, Australia was awarded the contract to perform the seismic acquisition along with the onboard and onshore processing. PGS commissioned two ships, the Ramform Vanguard and the Nordic Explorer of Norway, to undertake the seismic activities and commencing March 26, 2003 through to June 9, 2003 a marine 3-D seismic survey program was conducted on 1298 square kilometers of the exploration block at a cost of approximately
(US)$10 million.

Government of India clearance has been received enabling the processing of the seismic data acquired by PGS, which commenced the first week of September in Perth, Australia. Multi-phase processing of the seismic data will be conducted by GeoGlobal and will involve the contribution of efforts by PGS of Perth, Australia; Jason Geosystems Canada and CGG Canada Services Ltd., both of Calgary, Canada.

Environmental studies are being conducted by the National Environmental Energy Research Institute of India. These environmental studies, together with the processing and interpretation of the seismic data are expected to be completed prior to drilling. A multi-well jack-up drilling program is expected to commence in the first quarter of 2004.

Mr. Jean Roy, President and CEO of GeoGlobal states: "We are very pleased with our progress to date since entering into the Production Sharing Contract. The 3-D seismic program has imaged the target objectives within our block. We believe that with our proximity to recent successes of experienced operators, we can look forward to an exciting drilling program to start in the first quarter 2004."

                        CAUTIONARY STATEMENT TO INVESTORS

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of Suite101.com, Inc., its directors, or its officers with respect to the outcome of the oil and gas exploration, development and drilling activities in the exploration block in which the company owns an interest off the east coast of India. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities and involve risks and uncertainties. There are numerous risks and uncertainties involved in the Company's acquisition of the unproved minority interest in the exploration area, including the possibilities that no discoveries of hydrocarbons are made on the exploration block or, if discovered, that such discoveries are not determined to be commercially



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productive. The block is a highly speculative exploration opportunity and pursuing the development of the exploration block will involve material risks to the Company and will result in material dilution to its stockholders. Additional risks and uncertainties arise out of seeking to do business overseas in India where political and other world events may disrupt the Company's plans and intentions. There can be no assurance that the Company's oil and gas exploration and production activities will be commercially successful or result in material revenues to the Company. There can be no assurance that the Company will be successful in raising material amounts of additional capital if and when capital will be required to further the Company's activities. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:

Allan J. Kent, Executive VP and CFO                   Brent Peters, Director
phone: 403-777-9250                                   phone: 416-628-5901
fax: 403-777-9199
email: info@geoglobal.com